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                                                  Exhibit 10.27

                       EMPLOYMENT AGREEMENT


      AGREEMENT, entered into as of the 11th day of March, 1997, by and among FAIRCHILD SEMICONDUCTOR CORPORATION, a Delaware corporation (the "Company"), FSC SEMICONDUCTOR CORPORATION, a Delaware corporation ("Holdings"), Sterling Holding Company, LLC, a Delaware limited liability company ("Sterling"), and KIRK P. POND (the "Executive").

      WHEREAS, the Company and Holdings have been established to acquire the Logic, Memory and Discrete Products divisions of National Semiconductor Corporation ("NSC") and certain of its affiliates (the "NSC Parties") through a series of recapitalization transactions (the "Recapitalization"), pursuant to that certain Recapitalization Agreement dated as of January 24, 1997 (the "Recapitalization Agreement") between NSC and Sterling and that certain Asset Purchase Agreement, dated as of March 11, 1997, between NSC and the Company;

      WHEREAS, the Company, Holdings and Sterling desire to engage the full-time services of the Executive and the Executive desires to be so employed by the Company, Holdings and Sterling;
and

      WHEREAS, the operations of the Company and its affiliates are a complex matter requiring direction and leadership in a variety of areas; and the Company, Holdings and Sterling desire to be assured that the unique and expert services of the Executive will be available solely to the Company, Holdings and Sterling, and that the Executive is willing and able to render such services on the terms and conditions hereinafter set forth; and

      WHEREAS, the Company, Holdings and Sterling desire to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company.

      NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Holdings, Sterling and the Executive agree as follows:

      Section 1. EMPLOYMENT. Effective as of the Closing Date (as defined in the Recapitalization Agreement), the Company, Holdings and Sterling hereby employ the Executive and the Executive hereby accepts such employment under and subject to the terms and conditions hereinafter set forth. If the Recapitalization Agreement shall be terminated pursuant to Section 9.1 thereof prior to the Closing (as defined therein), this Agreement shall terminate automatically and have no further force or effect.

     Section 2. TERM. Unless sooner terminated as provided herein, the term of employment under this Agreement shall begin on the Closing Date and shall conclude on the third anniversary thereof (the "Initial Term"). This Agreement shall be renewed automatically for up to two (2) additional consecutive one year terms (each a "Renewal Term") unless either the Company or the Executive shall give to the other written notice not less than ninety (90) days prior to the end of the Term or the first Renewal Term that it or he does not wish to renew this Agreement. The Initial Term and any Renewal Term are sometimes collectively referred to herein as the "Term."

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     Section 3. DUTIES. During the Term, the Executive shall
serve as Chairman of the Boards of Directors and as Chief Executive Officer of the Company and Holdings. The Executive also agrees to serve, without further compensation, as a director and/or officer of one or more of the Company's affiliates if so elected or appointed from time to time. The Executive shall be subject to the direction of the Boards of Directors of the Company and Holdings (collectively, the "Board"), and shall be the Chief Executive Officer of the Company and Holdings, with authority and responsibility for the management of the business and affairs of the Company and its affiliates, subject to the customary role of the Board of Directors of the Company. Subject to the foregoing, Executive's duties shall include, without limitation, the authority to retain or terminate the employment of all Company personnel and, subject to budgets or general compensation policies approved by the Board, to establish from time to time the compensation and other incentives and terms of employment of all Company personnel to be at least generally consistent and competitive with those offered by NSC and semiconductor industry standards in general. The Executive hereby agrees to devote his full business time and best efforts to the faithful performance of such duties and to the advancement of the business and affairs of the Company and its affiliates during the Term. The Executive shall not engage in any other business activity during the Term, except as may be expressly approved by the Board in writing. The Executive may not be required to relocate his residence or his principal office during the Term.

     Section 4. SALARY COMPENSATION. In consideration of the services rendered by the Executive under this Agreement, the Company shall pay the Executive during the Term a base salary at the rate of not less than Four Hundred and Fifty Thousand Dollars ($450,000) per year. The base salary shall be paid in such installments and at such times as the Company pays its regularly salaried executive employees. The base salary will be subject to additional increases from time to time by the Board, in its sole discretion. Such base salary, as from time to time increased, is hereinafter referred to as the "Base Salary." The Base Salary shall be prorated for any period of service during the Term which covers less than one full calendar year.

     Section 5. EXECUTIVE OFFICER INCENTIVE COMPENSATION. During the Term, the Company from time to time shall award the Executive annual incentive compensation ("Incentive Compensation") based upon a target (the "Target") which shall be seventy percent (70%) of the Base Salary, with the actual annual incentive award ranging from zero to two hundred percent (200%) at the best expected level, in accordance with the achievement of financial or other performance measures contained in the Company's 1997 Executive Officer Incentive Plan (the "Plan"), in which Executive shall participate during the Initial Term and any Renewal Term. Any compensation paid to the Executive as Incentive Compensation shall be in addition to the Base Salary and in lieu of participation in any other incentive, profit sharing or bonus compensation program (other than pursuant to any stock option plan described in Section 6.02) which the Company or Holdings maintains; provided that, to the extent determined by the Board from time to time, the Executive will be eligible to participate in profit sharing, incentive compensation or bonus compensation programs adopted in the future.

     Section 6.  STOCK SUBSCRIPTION; STOCK OPTIONS.

     6.01. STOCK SUBSCRIPTION. Pursuant to a Securities Purchase and Holders Agreement (the "Stockholders Agreement") to be executed at the Closing, the Executive (or, at Executive's

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option, one or more trusts for the benefit of Executive's
children or a "rabbi" or other trust for the benefit of Executive (an "Executive Trust"), or a combination thereof) shall purchase from Holdings and Holdings shall sell to the Executive (or, at Executive's option, one or more Executive Trusts, or a combination thereof) shares of Holdings stock for an aggregate purchase price as provided therein; such purchase and sale to be for securities of the same class or classes sold in connection with the Recapitalization to (and at per share prices equal to those paid by) NSC for such shares in connection with the Recapitalization.

     6.02. STOCK OPTIONS. Holdings shall establish and adopt a stock option plan in substantially the form attached hereto as Exhibit A, which allows the Board (based upon Executive's recommendations) to grant, in the aggregate, options to purchase up to five percent (5%) of all outstanding Holdings Common Stock to employees designated by the Board who are not parties to the Stockholders Agreement (or beneficiaries of a trust that is a party to such agreement) and at a price equal to that paid per share of Common Stock pursuant to said Agreement. Executive shall also have the right to participate in a stock option plan to be developed immediately prior to or after any public offering of Holdings stock, which shall provide for options with exercise prices equal to the fair market value of such stock on the date such options are granted.

     Section 7. BENEFITS. In addition to the compensation detailed in Sections 4, 5 and 6 of this Agreement, the Executive shall be entitled to the following additional benefits:

     7.01. FRINGE BENEFITS. During the Term and subject to any contribution therefor generally required of executives of the Company, the Executive shall be eligible to participate in all employee fringe benefit programs as are made available from time to time to the Company's executive employees. The Executive shall be eligible to participate in the Company's 401(k) and deferred compensation plans to be adopted by the Company consistent with such plans offered by NSC and pursuant to which employees covered thereby may defer receipt of all or any portion of any bonus amounts payable to them until future periods. The Company will provide to the Executive health benefits comparable to the health benefits provided to the Executive by NSC prior to the Closing Date. Such participation in fringe benefit and option programs shall be subject to (i) the terms of the applicable plan documents, and (ii) generally applicable Company
policies.   In addition, during the Term, the Company will pay or
reimburse the Executive for reasonable medical examination costs incurred as part of the Executive's routine annual physical examination, and will pay the cost of maintaining the existing life insurance policy provided by NSC to the Executive, and will obtain and maintain in effect for Executive's benefit a supplemental long-term disability insurance policy with coverage of not less than eighty percent (80%) of Executive's base salary for the duration of such disability.

     7.02. PAID VACATION. The Executive shall be entitled to five
(5) weeks paid vacation per calendar year, such vacation to extend for such periods and to be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive's duties hereunder. Any unused, accrued vacation time may be accumulated from one calendar year to another, provided that the Executive shall not be entitled to compensation for vacation time not taken.

     7.03. REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Executive for all reasonable expenses actually incurred by the Executive in connection with the business affairs of the Company and the performance of his duties hereunder. The
Executive shall comply with such

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reasonable limitations and reporting requirements with respect to such expenses as the Board may establish from time to time.

     7.04. FINANCIAL PLANNING. During the Term, the Company will reimburse the Executive for up to Six Thousand ($6,000) Dollars per year in connection with tax planning, tax return preparation and financial planning for the Executive.

     7.05. SEVERANCE. In the event Executive's employment hereunder is terminated by the Company pursuant to Section 8.04 or by the Executive pursuant to Section 8.05, the Company will pay the Executive, his designated beneficiary or, if none, his estate, monthly severance payments during the greater of twenty-four (24) months and the remaining number of months in the Initial Term, each to be payable on the last day of the month commencing with the end of the month following the date of termination, and shall continue throughout such period, at the Company's expense, all of Executive's benefits then being made available or to which Executive is entitled pursuant to Section 7 hereof. Each monthly severance payment shall be in an amount equal to the sum of (a) one-twelfth (1/12) of the Base Salary in effect at the time of such termination plus (b) one-twelfth (1/12) of 100% of what the Executive's Target Award would have been for the Company's fiscal year preceding the year in which the termination occurs, irrespective of what the Executive's actual award was under the Plan for such preceding fiscal year (annualized in the event such prior fiscal year was a partial year for purposes of the Plan). In addition, in the event of any such termination, all options theretofore granted to Executive as contemplated by Section 6.02 shall become fully and immediately exercisable notwithstanding any limitations contained in the Plan or any Stock Option Agreement.

     Section 8. TERMINATION. Notwithstanding the provisions of
Section 2, this Agreement shall terminate prior to the expiration of the Term under the following circumstances:

     8.01. DEATH. In the event of the Executive's death during the Term, the Executive's employment hereunder shall immediately and automatically terminate and the Company shall pay to the Executive's designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate (i) any Base Salary earned but unpaid through the date of his death plus (ii) at the times the Company pays its Incentive Compensation in accordance with its general payroll policies, an amount equal to that portion of the Incentive Compensation which but for his death would have been earned by the Executive during the year of his death (pro-rated based on the number of days during the year of his death during which the Executive was employed by the Company on an active status).

     8.02. DISABILITY.

          8.02.1 The Company may terminate the Executive's employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder for an aggregate of one hundred eighty (180) days during any period of three hundred and sixty (360) consecutive calendar days.

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          8.02.2  The Board may designate another employee to act
     in the Executive's place during any period of the Executive's disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4 and to receive benefits in accordance with Section 7.01, to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under any disability income plan maintained by the Company or until the termination of his employment, whichever shall first occur.

          8.02.3 While receiving disability income payments under any disability income plan maintained by the Company, the Executive shall not be entitled to receive any Base Salary under Section 4 or Incentive Compensation (except as otherwise provided under the Plan), but shall continue to participate in the Company's benefit plans in accordance with Section 7.01 and the terms of such plans, until the termination of his employment. In the event the Executive's employment hereunder is terminated pursuant to Section 8.02.1, the Company shall pay or provide to the Executive, at the times the Company pays its executives bonuses in accordance with its general payroll policies, an amount equal to that portion of the Incentive Compensation which but for his disability would have been earned by the Executive during the year in which his employment was terminated under Section 8.02.1 (pro-rated based on the number of days during which the Executive was employed by the Company on an active status during the year of such termination).

     Section 8.03. BY THE COMPANY FOR CAUSE. The employment of the Executive may be terminated at any time by the Company for Cause (as defined below), effective immediately, in accordance with the provisions of Section 8.03.2. For purposes hereof, the term "Cause" shall mean the Board has determined, in its reasonable judgment, that any one or more of the following has occurred:

          (i) The Executive shall have committed an act or acts of dishonesty or criminality that, in the good faith judgment of the Board of Directors of the Company, has had or could have an adverse effect on the Company;

          (ii) The Executive shall have committed any act of fraud, embezzlement or misappropriation of funds; or

          (iii) The Executive shall have breached, in any material respect, any of the provisions of this Agreement.

     Upon the effectiveness of the termination of the Executive's termination for Cause, the Company, Holdings and Sterling shall have no further obligation or liability to the Executive relating to the Executive's employment hereunder, or the termination thereof, other than for Base Salary earned but unpaid through the date of termination.

     Section 8.04. BY THE COMPANY WITHOUT CAUSE. The Company may terminate the Executive's employment at any time during the Initial Term or any Renewal Term without Cause. In the event of such termination, then the Company shall pay or provide the Executive (i) Base Salary to the extent earned but unpaid through the date of termination plus (ii) the amounts specified in
Section 7.05 plus (iii) at the times the Company pays its executives incentive

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compensation in accordance with its general payroll policies, an amount which, but for such termination, the Executive would have earned during the year of such termination (pro-rated based on the number of days during the year of such termination of employment for which the Executive was employed by the Company on an active status). In addition, any options granted to the Executive as contemplated by Section 6.02 shall become fully exercisable upon any such termination, notwithstanding any limitations in the Plan or any Stock Option Agreement. Any nonrenewal of this Agreement by the Company shall in no event be deemed a termination for purposes of this Section 8.04.

     Section 8.05. BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate his employment at any time during the Initial Term or any Renewal Term for Good Reason. In the event of such termination, the Company shall pay or provide the Executive (i) base salary to the extent earned but unpaid through the date of termination plus (ii) the amount and benefits specified in Section 7.05 plus (iii) at the times the Company pays its executives incentive compensation in accordance with its general payroll policies, an amount which, but for such termination, the Executive would have earned during the year of such termination (pro-rated based on the number of days during the year of such termination of employment for which the Executive was employed by the Company on an active status). In addition, any options granted to the Executive as contemplated by
Section 6.02 shall become fully and immediately exercisable upon any such termination, notwithstanding any limitations in the plan or any stock option agreement. Any non-renewal of this Agreement by the Company shall in no event be deemed a termination for purposes of this Section 8.05. As used herein, "Good Reason" means a resignation by the Executive within thirty (30) days after (i) any demotion or similar change in his duties such that the duties assigned to the Executive after such change represent a substantial decrease in the Executive's duties, responsibilities or status with the Company relative to such duties, responsibilities or status as of the date hereof, (ii) being required to relocate his principal place of employment beyond a ten (10) mile radius of Portland, Maine or (iii) the Company's failure to make any payment or to provide any benefit due to the Executive hereunder when due; provided, however, that the Executive shall have first given the Company written notice of such failure to pay or provide and such failure to pay or provide shall not have been cured within ten (10) days after the receipt by the Company of such notice.

     Section 8.06. BY THE EXECUTIVE WITHOUT GOOD REASON. The Executive may terminate his employment hereunder at any time upon ninety (90) days' notice to the Company. In the event of termination of the Executive pursuant to this Section 8.06, the Board may elect to waive the period of notice, or any portion thereof, and, unless the Board so elects, the Company will pay the Executive his Base Salary for the notice period. Upon termination of the Executive's employment hereunder pursuant to this Section 8.06, the Company shall have no further obligation or liability to the Executive relating to the Executive's employment hereunder, or the termination thereof, other than payment to the Executive of his Base Salary for the period (or portion of such period) indicated above.

     Section 8.07. POST-AGREEMENT EMPLOYMENT. In the event the Executive remains in the employ of the Company, Holdings, Sterling or any of their affiliates following termination of this Agreement, by the expiration of the Term or otherwise, then such employment shall be at will, unless otherwise agreed in writing.

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     Section 8.08.  MITIGATION. Any amounts payable to the
Executive hereunder pursuant to Section 7.05, 8.04 or 8.05 shall not be reduced by any amounts earned by the Executive from any other employer or source following termination of the Executive's employment with the Company, Holdings and Sterling, except in the event of a violation of Section 11 hereof; provided, however, that the amounts payable to Executive pursuant to clause (b) of
Section 7.05 hereof shall be subject to prospective (and not retrospective) offset to the extent of any cash compensation actually received by Executive from any other employer during the period in which such amounts would otherwise be payable to Executive. Notwithstanding the foregoing, the Executive shall be under no obligation to take or refrain from taking any action to mitigate the Company's potential liability to make such severance payments.

     Section 9. EFFECT OF TERMINATION. The provisions of this
Section 9 shall apply in the event of termination of employment whether due to the expiration of the Term, pursuant to Section 8 or otherwise.

     Section 9.01. PAYMENT IN FULL. Payment by the Company of any Base Salary and other amounts and contributions to the cost of the Executive's continued receipt of benefits that may be due the Executive under the applicable termination provision of Section 8 shall constitute the entire obligation of the Company to the Executive. Acceptance by the Executive of performance by the Company shall constitute full settlement of any claim that the Executive might otherwise assert against the Company, its affiliates or any of their respective shareholders, partners, directors, officers, employees or agents relating to such termination.

     Section 9.02. SURVIVAL OF CERTAIN PROVISIONS. Provisions of this Agreement shall survive any termination of employment if so provided herein or if necessary or desirable fully to accomplish the purposes of such provision, including, without limitation, the obligations of the Executive under Sections 10 and 11 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Sections 7.05, 8.04 or 8.05 hereof is expressly conditioned upon the Executive's continued full performance of obligations under Section 10 and 11 hereof. The Executive recognizes that, except as expressly provided in
Section 7.05, 8.04 or 8.05, no compensation is earned after termination of employment.

     Section 9.03. PUBLIC STATEMENT OF TERMINATION. In the event the Executive's employment terminates for any reason, the Company and the Executive shall agree upon a public statement pertaining to the Executive's termination of employment, and the terms of said statement shall not be subject to subsequent modification by either party unless required by law; provided, however, that in the event the Company and the Executive are unable in good faith to agree on such a statement, the Company may make public statements as are necessary to comply with the law.

     Section 10. PROPRIETARY INFORMATION; INVENTIONS IN THE FIELD.

     Section 10.01. PROPRIETARY INFORMATION. In the course of his service to the Company (and to its predecessor, NSC), the Executive has had and will continue to have access to confidential specifications, know-how, strategic or technical data, marketing research data, product research and development data, manufacturing techniques, financial performance, confidential customer lists, costs, sources of supply and trade secrets, names and addresses of the people and organizations with whom the Company and its affiliates have business relationships and such

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relationships, and special needs of customers of the Company and its affiliates, all of which are confidential and may be proprietary and are owned or used by the Company or its affiliates. Such information shall hereinafter be called "Proprietary Information" and shall include any and all items enumerated in the preceding sentence and coming within the scope of the business of the Company or its affiliates as to which the Executive may have had or may in the future have access, whether conceived or developed by others or by the Executive alone or with others during the period of his service to the Company or its affiliates (or to NSC and its affiliates), whether or not conceived or developed during regular working hours. The term "Proprietary Information" also shall be deemed to include comparable information that the Company or any of its affiliates (or NSC or any of its affiliates) have received belonging to others or which was received by the Company or any of its affiliates (or NSC or any of its affiliates) with any understanding that it would not be disclosed. Proprietary Information shall not include any records, data or information which are in the public domain during the period of service by the Executive provided the same are not in the public domain as a consequence of disclosure, directly or indirectly by the Executive in violation of this Agreement.

     Section 10.02. FIDUCIARY OBLIGATIONS. The Executive agrees that Proprietary Information is of critical importance to the Company and its affiliates, and that a violation of this Section
10.02 or Section 10.03 would seriously and irreparably impair and damage the Company's business. The Executive agrees that he shall keep all Proprietary Information in a fiduciary capacity for the sole benefit of the Company.

     Section 10.03. NON-USE AND NON-DISCLOSURE. The Executive shall not during the Term or at any time thereafter, regardless of the reason for termination of the Executive's employment (a) disclose, directly or indirectly, any Proprietary Information to any person other than the Company or authorized employees thereof at the time of such disclosure, or such other persons to whom the Executive has been specifically instructed to make disclosure by the Board and in all such cases only to the extent required in the course of the Executive's service to the Company or (b) use any Proprietary Information, directly or indirectly, for his own benefit or for the benefit of any other person or entity. The parties agree and acknowledge that nothing contained in this
Section 10.03 is intended to preclude the Executive from utilizing general or industry-specific business skills developed by him over his career, or to effectively extend the restrictions contained in Section 11 hereof beyond the Non-Competition Period (as defined therein), and that this Section 10.03 shall be applicable only to specific, demonstrable instances of improper disclosure or use by the Executive of Proprietary Information. The Company shall have the burden of establishing that Executive has violated Section 10.03 and shall not be entitled to withhold or recover any amounts or benefits payable or to be provided to Executive hereunder until and unless there has been a final adjudication that Executive has breached this Section 10.03.

     Section 10.04. RETURN OF DOCUMENTS. All notes, letters, documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its affiliates and any copies, in whole or in part, thereof (collectively, the "Documents"), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive's possession or control.

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     Section 10.05. ASSIGNMENT OF RIGHTS TO INTELLECTUAL
PROPERTY. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Board) the Executive's full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company and its affiliates to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. For purposes of this Section 10.05, "Intellectual Property" means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive's employment that relate to either any business, venture or activity being conducted or proposed to be conducted by the Company or its affiliates at any time during the term of this Agreement.

     Section 11. RESTRICTIONS ON ACTIVITIES OF THE EXECUTIVE.

     Section 11.01. ACKNOWLEDGMENTS. The Executive agrees that he is being employed hereunder in a key management capacity with the Company, that the Company is engaged in a highly competitive business and that the success of the Company's business in the marketplace depends upon its goodwill and reputation for quality and dependability. The Executive further agrees that reasonable limits may be placed on his ability to compete against the Company and its affiliates as provided herein so as to protect and preserve their legitimate business interests and goodwill.

     Section 11.02. AGREEMENT NOT TO COMPETE OR SOLICIT.

           11.02.1 During the Non-Competition Period (as defined below), the Executive will not engage or participate in, directly or indirectly, as principal, agent, employee, employer, consultant, investor or partner, or assist in the management of, any business which is Competitive with the Company (as defined below).

          11.02.2 During the Non-Competition Period, the Executive will not, directly or indirectly through any other entity, hire or attempt to hire, any officer, director, consultant, executive or employee of the Company or any of its affiliates during his or her engagement with the Company or such affiliate. During the Non-Competition Period, the Executive will not call upon, solicit, divert or attempt to solicit or divert from the Company or any of its affiliates any of their customers or suppliers or potential customers or suppliers of whose names he was aware during the Term (other than customers or suppliers or potential customers or suppliers contacted by the Executive solely in connection with a business that is not Competitive with the Company).

          11.02.3 The "Non-Competition Period" shall mean the Term and a period consisting of the greater of (a) twenty-four (24) consecutive months or (b) the remaining number of months in the Initial Term after (x) the Executive's employment terminates

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     under any circumstances whatsoever, or (y) any expiration or nonrenewal of this Agreement.

          11.02.4. A business shall be considered "Competitive with the Company" if it is engaged in any business, venture or activity in the Restricted Area (as defined below) which competes or plans to compete with any business, venture or activity being conducted or actively and specifically planned to be conducted within the Non-Competition Period (as evidenced by the Company's internal written business plans or memoranda) by the Company, or any group, division or affiliate of the Company, at the date the Executive's employment hereunder is terminated.

           11.02.5. The "Restricted Area" shall mean the United States of America and any other country where the Company, or any group, division or affiliate of the Company, is conducting, or has proposed to conduct within the Non-Competition Period (as evidenced by the Company's internal written business plans or memoranda), any business, venture or activity, at the date the Executive's employment hereunder is terminated.

           11.02.6. Notwithstanding the provisions of this
     Section 11.02, the parties agree that (i) ownership of not more than three percent (3%) of the voting stock of any publicly held corporation shall not, of itself, constitute a violation of this Section 11.02 and (ii) working as an employee of an entity that has a stand-alone division or business unit which is Competitive with the Company shall not, of itself, constitute a violation of this Section 11.02 if the Executive is not, in any way (directly or indirectly, as principal, agent, employee, employer, consultant, advisor, investor or partner), responsible for, compensated with respect to, or involved in the activities of such stand-alone division or business unit and does not (directly or indirectly) provide information or assistance to such stand-alone division or business unit.

     Section 12. REMEDIES. It is specifically understood and agreed that any breach of the provisions of Section 10 or 11 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Executive and to obtain both temporary and permanent injunctive relief without the necessity of proving actual damages.

     Section 13. SEVERABLE PROVISIONS. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

     Section 14. NOTICES. All notices hereunder, to be effective, shall be in writing and shall be delivered by hand or mailed by certified mail, postage and fees prepaid, as follows:

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

To the Executive:                    Kirk P. Pond
                                     1 Center Lane
                                     Cape Elizabeth, Maine 04107

To Holdings, Sterling                Fairchild Semiconductor Corporation
 or the Company:                     333 Western Avenue
                                     South Portland, Maine 04106
                                     Attention:  General Counsel

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 14.

     Section 15. MISCELLANEOUS.

     Section 15.01. NO OTHER BENEFITS. Except as specifically provided in this Agreement, the Executive shall not be entitled to any compensation, severance or other benefits from the Company, Holdings or any of their affiliates, whether during the Term or upon the termination of this Agreement for any reason whatsoever.

     Section 15.02. MODIFICATION: WAIVER. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

     Section 15.03. WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement any local, state or federal taxes as shall be required pursuant to any applicable law.

     Section 15.04. ASSIGNMENT AND TRANSFER. This Agreement shall not be terminated by the merger or consolidation of the Company with any corporate or other entity or by the transfer of all or substantially all of the assets of the Company to any other person, corporation, firm or entity, and the consent of the Executive shall not be required in connection with the assignment of the rights and obligations of the Company, Holdings and Sterling pursuant to any such transaction. The Company shall use its commercially reasonable efforts to cause the successor to its business (as a result of a merger, consolidation or transfer of all or substantially all of its assets), to assume the obligations of the Company hereunder. Neither this Agreement nor any of the rights, duties or obligations of the Executive shall be assignable by the Executive, nor shall any of the payments required or permitted to be made to the Executive by this Agreement be encumbered, transferred or in any way anticipated. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, executors, administrators, heirs-and permitted assigns.

     Section 15.05. AFFILIATES. For purposes of this Agreement, an "affiliate" of the Company or Holdings shall mean all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, Holdings or Sterling, as the case may be.

     Section 15.06. GOVERNING LAW. This Agreement shall be construed under and enforced in accordance with the laws of the State of Maine, other than conflict of laws principles.

     Section 15.07. CONSENT TO JURISDICTION. Each of the Company, Holdings, Sterling and the Executive, by its or his execution hereof, (i) subject to the provisions of Section 15.08 hereof, hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Maine for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, and (ii) hereby waives any right to trial by jury. Each of the Company, Holdings, Sterling and the Executive hereby consents to service of process in any such proceeding in any manner permitted by Maine law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 14 hereof is reasonably calculated to give actual notice.

     Section 15.08. ARBITRATION. The parties agree and acknowledge that (other than actions for injunctive relief pursuant to Section 12 hereof) any and all disputes arising out of or in connection with this Agreement shall be resolved by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association ("AAA") before a single arbitrator selected by AAA. Such arbitration shall be held in Portland, Maine.

     Section 15.09. DISCLAIMER OF DAMAGES. The maximum liability of the Company on account of this Agreement (or any breach of this Agreement) shall under no circumstances exceed the amount of salary, benefits and other compensation (including severance) required to be paid hereunder. Without limiting the generality of the foregoing, Executive hereby acknowledges that the Company and Holdings, acting through the Board, shall have the right and power to remove Executive from office and terminate his employment at any time and for any reason whatsoever without incurring liability to Executive other than the payment of such salary, benefits and other compensation (including severance) as may be required under this Agreement, including without limitation liability in connection with claims by the Executive that such termination, in and of itself, has damaged the Executive's career or prospects for securing other employment, or that such termination has impaired the value of the Executive's investment in Holdings. The parties agree that no party to this Agreement (or any of its affiliates) shall be liable to any other party hereto for any incidental, consequential, special, exemplary or punitive damages based on any claim arising out of this Agreement; provided, however, that the foregoing limitation shall not apply to claims arising out of any breach by the Executive of Sections 10 or 11 of the Agreement, and that such limitation, and (in the case of claims by the Executive) the limitation contained in the first sentence of this Section 15.09, shall not apply to any defamation, slander, libel or similar claim by the Company or the Executive. In the event that Executive's employment hereunder terminates, whether pursuant to
Section 8.06 hereof or otherwise, neither the Company nor Holdings shall be entitled to recover from the Executive any costs of identifying, engaging or retaining any successor to the Executive.

     Section 15.10. COSTS OF ENFORCEMENT. The parties agree and acknowledge that the prevailing party in any proceeding arising under this Agreement shall be entitled to receive, in addition to any amounts or benefits to which he or it is entitled hereunder, all costs (including reasonable attorneys' fees) incurred by him or it in enforcing or collecting upon any obligation of any other party under this Agreement.

     Section 15.11. DRAFTING. The parties agree and acknowledge that this Agreement is the product of arms' length negotiation among the parties, who have been represented by counsel throughout, and that, accordingly, no party shall be deemed to be the drafter of this Agreement and no presumptions as to the construction of any provisions hereof shall be applicable as a consequence of any party's role in the drafting hereof.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of the day and year first above written.

                         FAIRCHILD SEMICONDUCTOR CORPORATION




                         By:__________________________________
                         Name ________________________________
                         Title:_______________________________


                         FSC SEMICONDUCTOR CORPORATION




                         By:__________________________________
                         Name:________________________________
                         Title:_______________________________


                         STERLING HOLDING COMPANY, LLC




                         By:__________________________________
                         Name:________________________________
                         Title:_______________________________


                         _____________________________________
                         Kirk P. Pond